Exhibit 23

The Board of Directors

Cytec Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-80710, 33-83576, 33-85666, 333-107221, 333-122195, 333-151634, 333-151635, 333-177523 and 333-180828) on Form S-8 and in the registration statements (No. 333-127507 and 333-160325) on From S-3 of Cytec Industries Inc. of our reports dated February 25, 2013, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Cytec Industries Inc.

Our report dated February 25, 2013 on the consolidated financial statements refers to a change in the method of accounting for computing depreciation in 2012. Our report dated February 25, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Cytec Industries Inc.’s internal control over financial reporting as of December 31, 2012, Umeco plc’s internal control over financial reporting associated with the total assets of $560.6 million (of which $363.7 million represented goodwill and intangible assets included within the scope of the assessment) and total net sales of $150.0 million included in the consolidated financial statements of Cytec Industries Inc. as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of Cytec Industries Inc. also excluded an evaluation of the internal control over financial reporting of Umeco plc.

/s/ KPMG LLP

Short Hills, New Jersey
February 25, 2013